UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   Amendment 1

                      DIRECT WIRELESS COMMUNICATIONS, INC.
                      ------------------------------------
                 (Name of small business issuer in its charter)
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 TEXAS                                     4812                           74-3002154
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
(State or jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)          Identification No.)
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       2068 N. Valley Mills Drive, Waco, Texas 76710; Tel. (512) 583-4500
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          (Address and telephone number of principal executive offices)

                  2068 N. Valley Mills Drive, Waco, Texas 76710
                 ----------------------------------------------
(Address of principal place of business or intended principal place of business)

 Bill G. Williams, 2068 N. Valley Mills Drive, Waco, Texas 76710; (512) 583-4500
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            (Name, address and telephone number of agent for service)

          Approximate date of proposed sale to the public

As soon as practicable after effective date of this registration statement.
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          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box.[ ]


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                         Calculation of Registration Fee

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of each class of    Dollar amount to be      Proposed maximum       Proposed maximum           Amount of
    securities to be           registered          offering price per     aggregate offering      registration fee
       registered                                        share                   price
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
      Common Stock              $920,775                 $0.09                 $920,775                $239.00
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
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PURSUANT TO RULE 457(C) FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE THE
DOLLAR AMOUNT OF COMMON STOCK TO BE REGISTERED AND THE PROPOSED OFFERING PRICE
PER SHARE AND THE PROPOSED AGGREGATE OFFERING PRICE ARE ESTIMATED ON THE BASIS
OF THE AVERAGE OF THE BID AND ASKED PRICES OF THE COMMON STOCK AS OF AUGUST 29,
2002.


          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                       2
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                              CROSS REFERENCE SHEET
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ITEM NUMBER                                                                 PAGE IN PROSPECTUS
-----------                                                                 ------------------

ITEM 1.  FOREPART OF THE REGISTRATION STATEMENT AND OUTSIDE
         FRONT COVER OF PROSPECTUS.                                         FRONT, INSIDE COVER

ITEM 2.  INSIDE FRONT AND OUTSIDE BACK COVER
         PAGES OF PROSPECTUS.                                               INSIDE COVER

ITEM 3.  SUMMARY INFORMATION AND RISK FACTORS.                                   6

ITEM 4.  USE OF PROCEEDS.                                                        14

ITEM 5.  DETERMINATION OF OFFERING PRICE.                                        N/A

ITEM 6.  DILUTION.                                                               N/A

ITEM 7.  SELLING SECURITY HOLDERS.                                               19

ITEM 8.  PLAN OF DISTRIBUTION.                                                   14

ITEM 9.  LEGAL PROCEEDINGS.                                                      N/A

ITEM 10. DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS.                     15

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL                                17
         OWNERS AND MANAGEMENT.

ITEM 12. DESCRIPTION OF SECURITIES.                                              23

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL.                                  24

ITEM 14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION                    23
         FOR SECURITIES ACT LIABILITIES.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS.                                    15,17,18

ITEM 16. DESCRIPTION OF BUSINESS.                                                9

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.              12

ITEM 18. DESCRIPTION OF PROPERTY.                                                13

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.                         19

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.               14

ITEM 22. EXECUTIVE COMPENSATION.                                                 17

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
         AND FINANCIAL REPORTING.                                                N/A
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                                       3

                      DIRECT WIRELESS COMMUNICATIONS, INC.
                        10,230,830 SHARES OF COMMON STOCK
                             NO PAR VALUE PER SHARE

This prospectus relates to 5,000,000 shares of our common stock we are offering for our own account and 5,230,830 shares that are being offered by 38 of our existing security holders. We will offer the shares registered for our account through N.C. Capital Markets, Inc., which will sell the securities in the market in brokerage transactions at prevailing prices at the time of the sales or in negotiated transactions for which we will pay commissions not to exceed 6%. There will be no minimum purchase requirement and all funds received by us from the sales will be added to our general funds. We have not arranged any escrow to assure the sale of any minimum amount of stock.

The selling security holders have advised us that they intend to sell the shares being registered for them from time to time in the trading market at prices prevailing at the time of their sales, or in negotiated transactions at prices related to the prevailing market prices of the stock at the times of sales. We will not receive any of the proceeds of sales made by our existing security holders.

Our common stock is currently traded in the over-the-counter market. The trading symbol for our common stock is DWCM.

           AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF
              RISK. YOU SHOULD CONSIDER A PURCHASE ONLY IF YOU CAN
                    AFFORD A LOSS OF YOUR ENTIRE INVESTMENT.

           SEE "RISK FACTORS" AT PAGES 2 THROUGH 8 OF THIS PROSPECTUS.

          ------------------------------------------------------------
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                                    Underwriting Discounts
Price to Public                     And Commissions           Proceeds to Registrant

Per Share         Total             Per Share        Total    Per Share        Total
$0.10             $500,000          $0.06            $30,000  $0.094           $470,000

                                    Underwriting Discounts    Proceeds to Selling
Price to Public                     And Commissions           Security holders

Per Share         Total             Per Share        Total    Per Share        Total
$0.10             $523,083          $0.06            $31,385  $0.094           $491,698
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 26, 2002.

UNTIL (DECEMBER 25, 2002) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                       ----------------------------------

Direct Wireless Communications, Inc. will furnish to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements.

                       ----------------------------------


                                TABLE OF CONTENTS
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                                                                                        Page
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
Summary Information                                                                      6
Risk Factors                                                                             7
          Risks Associated with the Direct Wireless Corporation Technology               7
          Risks Associated with our Operations                                           7
          Risks Associated with the Market for our Common Stock                          8
Proposed Business                                                                        9
Properties Plan of distribution                                                          14
Use of Proceeds                                                                          14
Market for Common Equity and Related Stockholder Matters                                 14
Directors, Executive Officers, Promoters and Control Persons                             15
Executive Compensation                                                                   17
Security Ownership of Certain Beneficial Owners and Management                           17
Certain Relationships and Related Transactions                                           19
Selling Security Holders                                                                 19
Description of Securities                                                                23
Interest of Named Experts and Counsel                                                    24
Indemnification of Officers and Directors                                                23
Available Information                                                                    24
Index to Financial Statements                                                            F-1
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                                       5

                               SUMMARY INFORMATION

          BEFORE YOU MAKE AN INVESTMENT DECISION, YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT OUR COMPANY AND OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD ALSO CONSIDER THE INFORMATION DISCUSSED IN "RISK FACTORS."

We are a Texas corporation in the development stage. Direct Wireless Corporation incorporated us on April 6, 2001 to market and/or license a unique, low-cost, high capacity voice and data mobile digital wireless communications technology. Direct Wireless Corporation developed that technology and holds the patents on it.

This technology is designed to greatly reduce the cost currently incurred by traditional wireless companies when building their cell towers and related hardware. This is done primarily by replacing their expensive hardware with software contained entirely in the mobile telephone.

The major features of this technology include:

     o Extremely low cost wireless communication cell towers and support electronics that can extend coverage to vast rural areas with quality handset coverage in diverse topographies.

     o Ability to connect quickly and efficiently with existing cellular and personal communication networks as well as with the local public telephone system for long distance communications.

     o Phones that can operate in any part of the globe, even if the basic cellular or personal communication system cannot.

Direct Wireless Corporation has granted us a license to market and/or sublicense the technology in the territory of the United States. As a part of the initial license fee, we must pay Direct Wireless Corporation during the 10-year term of the license agreement the sum of $10,000,000, which Direct Wireless Corporation will use to complete the development and testing of a prototype market system utilizing the technology. We have already made payments to Direct Wireless Corporation of $176,645 A prototype telephone using the technology in its present form has not yet been completed. We have not yet begun any operations.

Our address is 2068 N. Valley Mills Drive, Waco, TX 76710. Our telephone number is 512-583-4500.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS MAY SUFFER AS A RESULT OF ANY OF THOSE RISK FACTORS. THAT COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE AND YOU MAY LOSE ALL OR A PART OF THE MONEY YOU PAID TO BUY OUR STOCK IN THIS OFFERING.

RISKS ASSOCIATED WITH THE DIRECT WIRELESS CORPORATION TECHNOLOGY.

NO WORKING PROTOTYPE HAS YET BEEN DEVELOPED.

At the present time there is no working prototype telephone that employs the Direct Wireless technology. If a working prototype can not be completed we will not be able to derive any income from our proposed operations.

THERE MAY NOT BE SUFFICIENT DEMAND FOR THE TECHNOLOGY.

When and if a new prototype is completed, our business will be primarily the marketing and/or licensing of the Direct Wireless Technology to existing service providers within the wireless industry who want to economically extend their service into rural areas and/or to rural utility companies that want to diversify their businesses by becoming wireless service providers. If we cannot find enough service providers or utilities that anticipate sufficient demand to justify obtaining a license from us, we will not have profitable operations.

WE DO NOT OWN THE PATENTS.

We do not own the patents for the technology. If the technology covered by the patents becomes obsolete, we may have to rely on Direct Wireless Corporation to obtain any new patents or improvements of the existing patents.

RISKS ASSOCIATED WITH OUR OPERATIONS.

WE HAVE NO OPERATING HISTORY.

We were organized in April 2001 with minimum capitalization. We remain in the development stage with no operating history upon which an evaluation of our prospects can be made.

WE HAVE LIMITED OPERATING CAPITAL.

Our operating capital is limited. We must raise capital to pay the licensing fee required to begin operations. There is no assurance that we can do so.

DEPENDENCE ON MANAGEMENT.

The license agreement contains provisions that have the effect of preventing any change in our management without the consent of the management of Direct Wireless Corporation. Therefore our stockholders must rely on the existing officers and directors to operate the company.

MANAGEMENT PERSONNEL WILL NOT DEVOTE FULL TIME TO OUR BUSINESS.

Our officers and directors are the same as the officers and directors of Direct Wireless Corporation. The officers and directors will continue to devote part of their time to the business of Direct Wireless Corporation and therefore will not devote full time to our business.

LIMITED EXPERIENCE OF MANAGEMENT.

Our officers and directors do not have any experience in licensing digital wireless communications equipment. The commercial success of our company depends on our ability to successfully market and/or sublicense the technology. We may not be able to employ additional personnel with the necessary experience for successful marketing activities.

WE MAY BE UNABLE TO COMPLETE PAYMENT OF THE REQUIRED LICENSE FEE.

The license agreement requires us to pay Direct Wireless Corporation a license fee of $10,000,000 during the term of the license. We have already paid $176,645 of the fee to Direct Wireless Corporation, but we may be unable to generate sufficient income to pay the remainder of the fee.

RISKS ASSOCIATED WITH THE MARKET FOR OUR COMMON STOCK

THE TRADING MARKET IN OUR COMMON STOCK HAS DEVELOPED ONLY RECENTLY.

Prior to September 25, 2001 Direct Wireless Corporation owned all of our common stock. On that date Direct Wireless Corporation distributed 1,490,633 shares of shares of our common stock as a stock dividend to its stockholders of record on May 15, 2001. On September 26, 2001, we split our shares 7-1. At July 31,2002 there were 23,582,917 shares of our common stock outstanding held by 306 shareholders of record. The trading market has only recently developed and the volume of shares traded is limited. The prices at which our common stock is traded can vary depending on the volume of trading.

OUR COMMON STOCK IS A PENNY STOCK.

Our common stock is classified as a "penny stock" as that term is defined in the regulations under the Securities Exchange Act of 1934. Broker-dealers that recommend our stock to their customers are required to comply with disclosure and record-keeping provisions applicable to penny stocks, which are in addition to the requirements that normally apply to the activities of broker-dealers. The effect of those additional requirements may impede the development of an active trading market in our common stock.

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK WILL BECOME ELIGIBLE FOR SALE UNDER RULE 144; SALES MADE UNDER THAT RULE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

At the date of this prospectus our officers, directors and affiliates own 10,047,639 shares of our common stock. Beginning in September 2002, those shares will become eligible for sale under Rule 144. In addition, 6,521,133 shares are owned by other persons who acquired the shares in private transactions. Of those shares, 5,230,830 are being registered for sale, but any of those shares that remain unsold for a period of two years from the date of this prospectus will be eligible for sale at that time under Rule 144.

Rule 144 permits persons who are not affiliates of a company who acquired the company's stock in private transactions and who have held the stock for at least one year to make sales in brokerage transactions in any three month period of the greater of 1% of the number of shares outstanding or the average weekly trading volume. After the stock has been held for at least two years, sales may be made without the restrictions on volume and manner of sale.

Rule 144 also allows affiliates to make sales in the same manner as non-affiliates, but affiliates are always restricted under the rule to sales in brokerage transactions and to sales of the greater of 1% of the outstanding shares or the average weekly trading volume in any three-month period.

ABSENCE OF FUTURE DIVIDENDS.

We do not anticipate that we will pay cash dividends in the foreseeable future, even if our operations become profitable.

                              OUR PROPOSED BUSINESS

Direct Wireless Corporation was formed in 1997 for the purpose of developing and exploiting a wireless telephone technology intended to eliminate the need for expensive control towers and related equipment currently in use in the cellular communications industry. To the present its sole business has been the development of patents relating to wireless telephone technology. Several communications industry consultants to Direct Wireless Corporation strongly advised that company to protect its patents and improvements on those patents, as well as any new patents that it might obtain, from any potential claims by completely separating the marketing and licensing functions from the business of developing and patenting wireless communications technology. Specifically, they advised Direct Wireless Corporation to transfer the marketing functions to a separate corporation.

Direct Wireless Corporation has followed that advice. In April 2001 it organized us under the name Direct Wireless Communications, Inc., and has now licensed us to market and/or sublicense in the United States the wireless communications technology it has developed and on which it holds the patents. On October 17, 2001 Direct Wireless further separated itself from the marketing function by divesting itself of all ownership of our stock by distributing its entire holdings as a stock dividend to its stockholders. It no longer owns any equity interest in us.

THE TECHNOLOGY WE WILL MARKET AND SUBLICENSE.

GENERAL DESCRIPTION OF THE TECHNOLOGY.

We have acquired from Direct Wireless Corporation the right to market and sublicense the technology covered by three patents, No. 5,995,849 issued on November 30, 1999, No. 6,141,531 issued on October 31, 2000, and No. 6,374,078 issued April 16, 2002. Expenditures by Direct Wireless Corporation for patent costs have been $81,803.00. These patents relate to a new wireless communication system (named Timed Shared Full Duplex) that uses radio frequencies for transmitting and receiving voice and data signals. The technology covered by the patents uses a self-contained radio network with several different routes for the wireless signals to take within that network and many different routes to connect that self-contained network to other outside networks.

The internal network consists of telephone handsets that allow for wireless communication that is not controlled from a central point and can travel along multiple communication routes. If several handsets are within range, they can communicate directly through signal extenders (radio repeaters) without the need for a central control center, unlike cellular or other mobile wireless communication systems. If the handsets are farther apart, they can communicate through signal extenders (radio repeaters) and network extenders (connectors to the public telephone network) that relay the call to destination handsets, also eliminating the need for a central call control center. The internal network also has the capability of communicating with outside telephone networks, such as existing public telephone systems, satellite communication systems, or emergency radio or paging systems.

The Time Shared Full Duplex wireless transmission system has been proven to operate effectively in laboratory tests performed in late 1998 through early 1999. This initial system transmitted data at a lower rate than the technology currently in development and was only in single channel form. Expenditures by Direct Wireless Corporation for this phase were $381,711.00.

To reach higher data transmission rates and greater reliability than were achieved in the initial prototype, the wireless program was moved to Southwest Research Institute, a large research and design company located in San Antonio, Texas, which is not affiliated with Direct Wireless Corporation, where a complete systems specification analysis was completed over a 12 weeks period in late 1999 through early 2000 for a cost to Direct Wireless Corporation of $338,797.97. The systems specification analysis is a document demonstrating that from the scientific standpoint the system will work as designed and that the patented technology can be developed from components currently available. Based on the system specification analysis it prepared, Southwest Research Institute has now proposed a contract to Direct Wireless Corporation for the completion and testing of a new prototype and market ready system capable of the higher transmission rates.

When compared to currently deployed personal wireless communications systems that broadcast at data rates of up to 28 kilobits per second, the quality of the Direct Wireless Time Shared Full Duplex technology is expected to be superior. The Method of data transmission covered by

Direct Wireless Corporation patents can reach speeds of up to 200 kilobits per second through the handsets. The more data that can be transmitted in a wireless phone call, the higher quality the signal and the better the sound a person hears. Also, because of the patented broadcasting methods, cell towers do not control the Direct Wireless phone call. The quality of the wireless call is then designed to be higher due to less electronic signal processing.


UNIQUENESS OF THE DIRECT WIRELESS CORPORATION TECHNOLOGY.

The method used today in the wireless communications industry evolved when the wireless industry began to serve the public in the early 1980s. At that time no computer chips were available that could be included in handsets; accordingly the handsets, which are actually hand-held, bi-directional radios, had to be controlled by electronic devices contained in control towers in order to make sure that they stayed on the right frequencies and to prevent the overlapping of conversations. The essential feature of this method was then, and is today, that the tower controls all aspects of the wireless communication; the handset makes no broadcast decisions. This traditional system, in place today, requires control towers and control equipment that are expensive to build and makes it economically impractical to provide wireless service to sparsely settled areas.

The Direct Wireless Corporation technology differs from all other wireless communications systems because the handsets contain miniature computers that allow the handset to make virtually all broadcast decisions, eliminating the need for expensive towers and associated control equipment. The handsets can communicate directly with one another through signal extenders, or the range of their signals can be extended through the use of inexpensive towers that do not have to contain expensive control equipment. As a result, wireless service can be provided economically to sparsely settled and remote areas.


THE LICENSING AGREEMENT WITH DIRECT WIRELESS CORPORATION.


The technology licensing agreement under which we have acquired the rights to market and sublicense the technology in the territory of the United States provides that we shall pay to Direct Wireless Corporation an initial license fee of 1,448,425 shares of our common stock (10,138,975 as adjusted for a subsequent 7-1 stock split) and the sum of ten million dollars. The shares of common stock were delivered to Direct Wireless Corporation on September 26, 2001 and distributed by that company on October 17, 2001 as a stock dividend to its stockholders of record on May 15, 2001. We have already paid Direct Wireless Corporation $176,645. The remaining $9,823,355 must be paid according to the terms of the license agreement, which requires us to pay on a quarterly basis sixty percent (60%) of the all our revenues until the license fee is paid in full. In addition to the initial license fee, we must also pay a royalty in the amount of thirty percent of all royalty fees we receive from marketing or sublicensing the technology. The technology license agreement is for an initial term of ten (10) years. We have two (2) renewal options of ten (10) years each.

Direct Wireless Corporation may terminate the technology license agreement upon the occurrence of any of the following events:

     o    we fail to make timely payments of royalties;

     o we dissolve, cease active business operations, liquidate or become bankrupt;

     o    our management changes from the current management.

These provisions of the technology license agreement effectively prevent any hostile takeover by means of a proxy solicitation, a tender offer for our stock or any other device, so during the term of the technology agreement we will remain under control of the management of Direct Wireless Corporation.

MANAGEMENT'S PLAN OF OPERATIONS.

At the present time, our cash requirements for operations are limited. We currently pay no cash compensation to our officers and directors. We are using office space provided at no charge by Direct Wireless Corporation.

After field tests have begun, we intend to make a public offering of its common stock to raise enough additional capital to permit it to pay Direct Wireless Corporation the remaining amount of the initial license fee for the purpose of completing and testing a prototype of the system. We expect that the field tests and the final phase of the testing can be completed within the next twelve months.

While Direct Wireless Corporation completes development of the new pre-production prototype, we will begin negotiations with prospective licensees and manufacturers in preparation for the performance testing and the manufacturing of the production systems and handsets. We expect this process to take the next six to eight months to complete all the tasks necessary for a successful demonstration of the technology. Once this phase of the development is complete, we will concentrate our efforts for the next four months on negotiating and signing contracts with licensees for territories and for equipment purchases. Down payments on any contracts signed will represent the first income from operations for the company.

We do not expect to perform any product research and development or purchase any plant or significant equipment in the next twelve months. However, before marketing operations begin, we expect to employ personnel with marketing experience.

OUR MARKETING STRATEGY.

Many regions in the United States are too sparsely settled to justify the expense of central call control centers required for cellular and other wireless technology. Because the Direct Wireless Corporation technology needs no central control center it is particularly suited to operate in these remote or isolated areas. We intend to market the technology in rural areas of the United States that have limited cellular service or no wireless services of any kind Rural, as defined by the Office of Management and Budget in Washington, D.C., and accepted for use by the U.S.

Census and other government agencies, is generally defined as non-metropolitan areas of open country where less than 2,500 persons live. According to the 1990 United States census, 23% of the population was accountable to rural, non-metropolitan areas. This figure appears to be on the rise: according to the 1998 World Bank Economic Indicators, 34%, or 62 million people then lived in non-metropolitan, rural areas of the United States.

We intend to market and sublicense the technology to existing service providers who desire to extend their service to these sparsely settled areas or to public utility companies that have customers in these areas and desire to provide wireless services to their existing customers. We do not intend to begin marketing activities until it appears that the field tests and final tests of the technology will be successfully completed. At that time, we will employ any sales personnel necessary to present to existing providers of cellular and other telephone services the opportunity to extend their services to sparsely populated areas their services have not yet reached.

Under this marketing strategy we do not expect competition from established cellular and/or other service providers, which are primarily located in urban markets and cannot afford to enter these rural markets because of the high cost of their equipment. Moreover, the company is not aware of any other existing technologies that would allow established cellular service providers to expand their services economically into sparsely settled or rural areas.

Furthermore, we will not be required to apply for separate licenses from the Federal Communications Commission. The technology does not set any requirements for pre-assigned licenses from the Federal Communications Commission. Direct Wireless Corporation has represented that the handsets may be manufactured to function normally on cellular and other wireless communication licensed frequencies where enough signal space and unoccupied licenses are available, as well as in ranges where no Federal Communications Commission licenses are required. Accordingly, any existing service provider that has existing licenses and wishes to extend the nature of its services may use the technology.

OUR EMPLOYEES.

At present our employees are our officers and directors, who are also officers and directors of Direct Wireless Corporation. Bill Williams and Robert Braswell expect to devote 70% of their time to our business. When we have raised sufficient capital to make payments on the license fee that will allow commencement of the development of a prototype, Jerry Petermann expects to devote 50% of his time to our business. When we begin business operations it will be necessary to hire additional personnel. We do not anticipate any difficulties in hiring appropriate persons.

                                   PROPERTIES

At the present time, we occupy office space provided by Direct Wireless Corporation. We do not anticipate a need for any additional space until tests of the technology have been completed. We do not own any communications equipment.

                              PLAN OF DISTRIBUTION

Promptly upon the effectiveness of the registration statement of which this prospectus is a part, we will begin offering our common stock on a continuous basis through N.C. Capital Markets, Inc. That company will place our stock by means of sales in the trading market through broker dealers at prices prevailing in the market at the time of the sales, or will sell in negotiated transactions for which we will pay commissions not to exceed 6%. We do not know at this time how long the offering will continue, but it is our intention to continue the offering until such time as all shares of the common stock registered for our account have been sold.

There is no minimum amount of shares that must be purchased. We have not established any escrow account; funds received from sales will be added to our general funds as received.

                                 USE OF PROCEEDS

All the proceeds of the offering that we receive will be added to our general funds. We expect to use $5898 to pay current liabilities. Any remaining funds received will be used to make payments for the license fee to Direct Wireless Corporation for use by that company in the development of a working prototype handset and signal extenders for the Direct Wireless digital telephone.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At the present time our common stock is traded in the over-the-counter market, but is not eligible for quotation on the National Association of Securities Dealers Bulletin Board. Our common stock is considered "penny stock" as that term is defined in the regulations adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Those regulations impose on brokers and dealers effecting transactions in penny stocks certain disclosure and record-keeping requirements in addition to those that normally apply, which could have the effect of impeding the development of any market in the common stock. We intend to take all actions necessary to have its stock eligible for quotation on the National Association of Securities Dealers Bulletin Board.

The range of the high and low bids for our common stock as reported by Bloomberg.com since September 2001 is as follows:

                                    HIGH BID                  LOW BID
                                    --------                  -------

Fourth quarter 2001                    $1.01                     $ .10


First quarter 2002                     $ .44                     $ .14


Second quarter 2002                    $ .15                     $ .025

The 10,047,639 shares of our common stock owned by our officers and directors and control persons of the company will become eligible for sales under Rule 144 beginning in September 2002. After that time, those officers, directors and control persons may each sell under Rule 144 in any three month period the greater of 1% of the number of shares of our common stock outstanding or the average weekly trading volume in our common stock during a four week period preceding the filing of a notice of intended sales under the rule. Sales by our officers, directors and control persons under Rule 144 must be made in brokerage transactions or in transactions directly with a market maker and the person making a sale may not solicit or arrange for the solicitation of offers to buy the securities or make any payment in connection with the offer and sale of the securities to any person other than the broker who executes a sell order.

In addition, 6,521,133 shares are owned by other persons who acquired the shares in private transactions. Of those shares, 5,230,830 are being registered for sale, but any of those shares that remain unsold for a period of two years from the date of this prospectus will be eligible for sale at that time under Rule 144.

At, July 31,2002, we had 306 record holders of our common stock. Since inception we have never paid any cash dividends on our common stock and we do not anticipate that we will pay cash dividends in the foreseeable future.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


Our executive officers and directors are:


NAME                       AGE      POSITION
----                       ---      --------


Bill G. Williams           67       Chief Executive Officer and Chairman of the Board


Robert S. Braswell, IV     47       President, Director


Jerry W. Petermann         52       Vice President and Chief Technology Officer, Director


W. Steven Walker           52       Secretary/Treasurer, Director


The present directors were appointed in May 2001 and will serve until their successors are elected at an annual meeting of the shareholders. Thereafter directors will serve a term of one year.

MR. WILLIAMS has been Chairman of the Board and CEO of Direct Wireless Corporation since September 1997. During the period from 1995 until September 1997 he was self-employed in entrepreneurial activities that culminated in the founding of Direct Wireless Corporation. He was previously Chairman of the Board and Chief Executive Officer of Cafe Quick Enterprises, Inc from 1988-1995. Cafe Quick is in the vending industry market and uses a unique patented air impingement technology to cook fresh frozen food in a vending machine. Mr. Williams and his management team acquired the technology, developed the prototype and ultimately licensed the technology worldwide. From 1985 to 1988, Mr. Williams was Chairman of the Board and

CEO of Ameritron Corporation, a multi-business public holding company. In his capacity as chairman, Mr. Williams was instrumental in acquiring thirty-seven businesses over a period of five years. Prior to his employment with Ameritron Corporation, Mr. Williams was involved in real estate projects and land development. Mr. Williams is co-inventor of the Direct Wireless Communication System.

MR. BRASWELL has been President of Direct Wireless Corporation since November 1999 and a member of the board of directors since January 1999. He was an independent businessman with eighteen years experience in the common carrier freight business, working for Central Freight Lines, Inc from 1974-1992. During his tenure Mr. Braswell worked in all aspects of the Company operations. His last position with Central Freight Lines was Director of Data Processing for Shop Maintenance and Inventory Control. He managed the parts, tires and fuel inventories in addition to the Maintenance Reporting System. During this period, Mr. Braswell was a study group chairman and a committee member of the Board of Directors for the American Trucking Association Maintenance Council. Before joining Direct Wireless Corporation, 1992-1999 he was engaged in business evaluations, real estate development and new home construction. Mr. Braswell graduated from the University of Houston in 1983 with a Bachelor of Business Administration in Organizational Behavior Management.

MR. PETERMANN has been Vice President of Direct Wireless Corporation since January 1999. Mr. Petermann is co-inventor of the Direct Wireless Communication System and has been continuing the development of system features and capabilities since October 1997. He served as a consulting engineer to Direct Wireless Corporation from October 1997 until January 1999, during which time he was engaged in developing the system features and capabilities and writing the patent applications for Direct Wireless Corporation. From 1995 until October 1997 he was a design engineer for Ramtech Electronics, a company that was then in the business of electronics design and assembly. Mr. Petermann has a long career, beginning in 1972, as an engineer and inventor in a variety of disciplines. As founder of Warrington Laboratories he developed several successful concepts and inventions for clients that include the Department of Defense, U.S. Navy, Los Alamos National Laboratories, Housing and Urban Development and the United Nations, among others. He has extensive experience in concept-to-patent management, research and development firms, manufacturers and patent attorneys. Mr. Petermann holds a Bachelor of Applied Science in Telecommunications from the University of Mary Hardin-Baylor, 1972.

MR. WALKER is Secretary/Treasurer of Direct Wireless Corporation and acts as principal legal advisor to the Company. For approximately twenty-five years Mr. Walker has been engaged in the private practice of law with emphasis in commercial and business litigation and corporate finance. He has been a Board Member of several public companies and represents a number of corporations. Mr. Walker received a Bachelor of Arts Degree with Honors from the University of Texas, Austin, Texas, and a Doctor of Jurisprudence Degree from the University of St. Mary's School of Law, San Antonio, Texas. He received his law license in November of 1976.

                             EXECUTIVE COMPENSATION


We do not have any revenue producing operations at the present time, and it may be some period of time before revenues are produced in amounts sufficient to pay executive salaries. When we have sufficient revenues we intend to pay annual executive salaries as set forth in the following compensation table

         NAME                                              PROPOSED SALARY
         ----                                              ---------------
         Bill G. Williams                                    $100,000
         Robert S. Braswell, IV                                70,000
         Jerry W. Petermann                                    60,000
         W. Steven Walker                                      42,000

On September 26, 2001 we issued for services rendered 7,000,000 shares of common stock to our officers, who have been serving without payment of salaries, as follows: Bill G. Williams: 2,459,000; Robert S. Braswell IV: 2,100,000 Jerry W.
Petermann: 1,400,000; and W. Steven Walker: 1,050,000 .At the present time, there are no other cash or stock bonus, stock option plans, pension plans or similar compensation plans.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At December 31, 2001, the following persons were beneficial owners of 5% or more of our common stock.

                                     AMOUNT AND NATURE
NAME AND ADDRESS                   OF BENEFICIAL OWNERSHIP        PERCENT OF CLASS
---------------                    -----------------------        ----------------

Shirley Williams                    3,584,438 Direct                   15.27%
4800 Ridgeview
Waco, TX 76710

Bill G. Williams                    3,584,438 Indirect (1)             15.27%
2068 N. Valley Mills Dr.
Waco, TX  767101

Robert S. Braswell IV                2,602,153 Direct (2)              11.08%
2068 N. Valley Mills Dr.             780,000 Indirect (3)               3.32%
Waco, TX  767101

Jerry W. Petermann                   1,704,512 Direct                   7.26%
Vice President and Director
2068 N. Valley Mills Dr.
Waco, TX  767101



W. Steven Walker                     1,376,536 Direct                   5.86%
Secretary, Treasurer
And Director
800 Airport Freeway
Irving, TX 75062

------------------------------------------------------------------
(1)  These shares are owned of record by Shirley Williams, Mr. Williams' wife.
(2) Includes 11,667 shares are owned by Mr. Braswell and his wife as joint tenants.
(3) Includes 226, 676 shares are owned by Mr. Braswell's wife, 140,000 shares owned by a corporation controlled by Mr. Braswell and 413,324 shares owned by his minor children.

Our officers and directors own shares of our common stock as shown in the following table.

                                    NUMBER OF SHARES
NAME AND POSITION                   BENEFICIALLY OWNED                 PERCENT OF CLASS
-----------------                   ------------------                 ----------------

Bill G. Williams                    3,584,438 Indirect                    15.27%
Chairman and CEO
2068 N. Valley Mills Dr.
Waco, TX  767101

Robert S. Braswell IV               2,602,153 Direct                      11.08%
President and Director              780,000 Indirect                       3.32%
2068 N. Valley Mills Dr.
Waco, TX  767101

Jerry W. Petermann                  1,704,512 Direct                       7.26%
Vice President and Director
2068 N. Valley Mills Dr.
Waco, TX  767101

W. Steven Walker                    1,376,536 Direct                       5.86%
Secretary, Treasurer
And Director
800 Airport Freeway
Irving, TX 75062

All officers and directors as       10,047,639                            42.80%
a group ( four persons)

Information as to the nature of the security holdings of officers and directors is given in the notes to the preceding table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Direct Wireless Corporation organized us on April 6, 2001. On that date we issued 1000 shares of common stock to Direct Wireless Corporation (7000 shares as adjusted for the subsequent 7-1 stock split) in consideration of the furnishing of initial capitalization of $1000. Direct Wireless Corporation can therefore be considered to be a promoter.

On May 15, 2001, we entered into an agreement with Direct Wireless Corporation under which we were licensed to market and/or sublicense the Direct Wireless Corporation technology in the territory of the United States. As partial payment for the license agreement, we issued to Direct Wireless Corporation 1,489,633 shares of our common stock (10,434,431 shares as adjusted for a 7-1 stock split effective September 26, 2001). In addition, the license agreement requires Direct Wireless Communications, Inc. to pay royalties and an aggregate of ten million dollars cash to Direct Wireless Corporation. In December 2001 we paid to Direct Wireless Corporation the sum of $176,645 as partial payment of the required cash fee.

On September 26, 2001, we issued an aggregate of 7,000,000 shares of our common stock in consideration of services rendered to our officers and directors as follows: Bill G. Williams: 2,459,000; Robert S. Braswell IV: 2,100,000; Jerry W.
Petermann: 1,400,000; and W. Steven Walker: 1,050,000

                            SELLING SECURITY HOLDERS

The following table gives the names and addresses of the selling security holders. Opposite each name is the number of shares of our common stock the security holder owns at the date of this prospectus. Each selling security holder has advised us that he intends to sell the shares in trading transactions or negotiated transactions at the prices prevailing at the time of each sale. If a selling security holder sells all of the shares registered for him, he will not have any remaining ownership of our common stock.

None of the selling security holders has held any position or office, nor has had any material relationship, with us since inception.


We have advised the selling security holders that as a result of any sales of our common stock, they may be deemed to be underwriters as the term is defined in the Securities Act of 1933. We have also advised them that Regulation M promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, among other things, prohibits them, or any associate of theirs, from bidding for our common stock while they are engaged in making sales of the common stock. We have also advised them that they will be required to comply with the prospectus delivery requirements of the Securities Act of 1933 in connection with any sales of our common stock we have registered for their accounts.

NAME AND ADDRESS                    NO. OF SHARES OFFERED


Richard Lynn Arnett                 31,373
2525 Wallingwood Drive Bldg 14
Austin, TX 78746

Gary Balusek                        10,459
1400 N. Loop 340
Waco, TX 76705

Randy Balusek                       10,454
1400 N. Loop 340
Waco, TX 76705

Rodney Balusek                      10,452
1400 N. Loop 340
Waco, TX 76705

Baptist Community Services          1,238,452
6110 W. 34th Street
Amarillo, Texas 79109

Marc Barrett                        369,565
3000 Sherwood Forest
Waco, Texas 76710

Johnny Becker                       143,938
7580 Grissom Road
San Antonio, TX 78252

J.D.J. Properties                   62,244
7580 Grissom Road
San Antonio, TX 78252

N.K. Bitting                        38,903
2205 Lear Lane
Austin, TX 78745

Diana Callan Braswell               63,583
3913 Old Mill Road
Waco, TX 76710

Diana Callan Braswell Trust         311,110
3913 Old Mill Road
Waco, TX 76710

Braswell Family Enterprises, Ltd.   254,333
3913 Old Mill Road
Waco, TX 76710

Braswell Family Management Trust    46,667
3913 Old Mill Road
Waco, TX 76710

Stan Brown                          381,626
7267 S. 3rd St. Road
Waco, TX 76706

Centennial Advisors LLC             550,000
2209 Peachford Circle
Dunwoody, CA 30338

The Compeller Group Ltd.            350,000
371 Merrick Rd.
Rockville Center, NY 11970

Estate of Austin Cooper             200,000
C/O Lynda Westbrook Kimbrell
2219 Bell Castle Court
Richmond, TX 77469

Jan B. and Leila-Mary Dryselius     121,655
50 Patti Lane
Houston, TX 77024

Denna Dunlap                        36,716
903 State Highway31
Mount Calm, TX 76673

Empire Relations Group              200,000
33 S. Service Rd. Suite 122
Jericho, NY 11753

Economy Family Living Trust         37,716
6405 Lange Circle
Dallas, TX  75214

Alison M. Fung                      17,948
3418 Steward Circle
Waco, TX  76708

Ronald R. Gamez                     71,098
1607 N.W. 23rd Street
San Antonio TX 78201

Michael L. Gibson                   27,232
7633 Southwestern Blvd.
Dallas, TX 75225


Bill Hayner                         38,903
2522 McKinney Avenue
Dallas, TX 75201

John R. and Loriece Helton          70,000
1118 S. Old temple Road
Lorena, TX 76655

David and Sandra Holecek            41,412
312 Virginia Road
Waco, TX 76705

Joe L. Long                         127,838
47 Lakeshore Drive
Corpus Christi, TX 78413

Kay C. Long                         70,573
47 Lakeshore Drive
Corpus Christi, TX 78413

Bruce A. Mohan                      31,373
P.O. Box 5393
Waco, TX 76708

N.C. Capital Markets                100,000
18592 MacArthur
Suite 315
Irvine California 92612

Granila Norris                      6,669
193 Oceanview Avenue
Mystic, CT 06355

Albert V. Rowe, Sr.                 16,613
32007 Jenkins Mill Road
Franklin, VA 232851

Jessie C. Sanchez                   15,000
507 Donaldson
San Antonio, TX 78201

Mary Y. Schroeder                   5,397
P.O. Box 121
Pflugerville, TX 78691


Dale Tietz                          38,903
103 Tumbleweed
Austin, TX 78733

Ron Travis                          31,121
3523 McKinney Avenue
Dallas, TX 75204

Vela Limited Partnership            50,573
P.O. Box 420
Seguin, TX 78156


                            DESCRIPTION OF SECURITIES

We are authorized to issue 200,000,000 shares of common stock, no par value. There are presently outstanding 23,582,917 shares. Holders of the common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. They are also entitled to dividends declared by the directors out of funds legally available for payment of dividends. Holders of the common stock do not have any cumulative voting rights or any preemptive or similar rights.

Our Transfer Agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Denver, Colorado 80209; telephone (303) 282-48700.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

We do not have any provision of our Articles of Incorporation or By-Laws that require us to indemnify our officers and directors on account of any liability they incur as a result of their actions as officers or directors. However,
Section 2.02-1 of the Texas Business Corporation Act permits the indemnification of directors, officers, agents and employees of a corporation if the person seeking indemnity acted in good faith and reasonably believed, if a director, that his conduct was in the corporation's best interests, and, if not a director, that his conduct was not opposed to the corporation's best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnity is not permitted if a person is found liable to the corporation and is limited to expenses actually incurred in the case of a person
                                       23
found liable on the basis of personal benefit improperly received by him.
Section 2.02-1 also provides that a corporation shall indemnify directors and officers against reasonable expenses incurred in connection with a proceeding if they are wholly successful, on the merits or otherwise, in the defense of the proceeding.

A determination whether to pay indemnity in any preceding may be made by a majority of a quorum of the board of directors, or a by committee of the board of directors appointed for such purpose, or by special legal counsel, or by a vote of the stockholders, but directors who are defendants or respondents in a proceeding may not vote on the matter.

Section 2.02-1 also authorizes a corporation to purchase insurance on behalf of directors, officers and employees against liability asserted against them as a result of their capacities as such. Direct Wireless Communications, Inc. does not have any insurance on behalf of directors, officers or employees.

We have been informed that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to our officers and directors or control persons pursuant to the provisions of the Texas Business Corporation Act, is against public policy as expressed in the Securities Act and is, therefore, unenforceable

                      INTEREST OF NAMED EXPERTS AND COUNSEL


The financial statements of Direct Wireless Communications, Inc. included in this prospectus and the registration statement have been included in reliance on the report of Darilek, Butler & Co., P.C., independent certified public accountants, included in this prospectus, and on the authority of that firm as experts in accounting and auditing.

W. Steven Walker, Esq., who has rendered an opinion on the validity of the Company's common stock, is our Secretary/Treasurer and General Counsel.


                              AVAILABLE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission on Form SB-2 under the Securities Act of 1933 with respect to the shares of our common stock being offered by the selling shareholders. This prospectus does not contain all of the information described in that registration statement and the related exhibits. Statements in this prospectus concerning the contents or provisions of contracts or other documents are not necessarily complete, and in each instance we refer you to the copy of the document on file as an exhibit to the registration statement.

A copy of the registration statement and the related exhibits may be inspected without charge at the Commission's office at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from these offices upon payment of the fees specified by the Commission. Information on the operations of the Commission may be obtained by calling 1-800-SEC-0300.

We have filed the registration statement electronically with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that website is http://www.sec.gov.
                                               -------------------

                          INDEX TO FINANCIAL STATEMENTS

                                                          Page
                                                          ----
Independent Auditors' Report                              F-2

Balance Sheet                                             F-3

Statement of Loss                                         F-4

Statement of Changes in Stockholders' Equity              F-5

Statement of Cash Flows                                   F-6

Notes to Financial Statements                             F-7

                           DARILEK, BUTLER & CO., P.C.
                         2702 N. Loop 1604 E., Suite 202
                            San Antonio, Texas 78232
                               210-979-0055 phone
                                210-979-0058 fax




INDEPENDENT AUDITORS' REPORT


The Board of Directors
Direct Wireless Communications, Inc.
San Antonio, Texas


We have audited the accompanying balance sheet of Direct Wireless Communications, Inc. (a Develoment Stage Company) as of June 30, 2002 and the related statements of income and cash flows for the period from inception (April 6, 2001) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Wireless Communications, Inc. as of June 30, 2002 and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America, consistently applied.


                                                   "Darilek, Butler & Co., P.C."

San Antonio, Texas
August 21, 2002

DIRECT WIRELESS COMMUNICATIONS, INC.
(a Development Stage Company)

Balance Sheet
June 30, 2002


ASSETS:

Current Assets
     Cash                                                       $          452
     A/R Stockholder and Other                                           3,721

Investments in Mutual Funds                                              8,824
                                                                  -------------
                 Total Assets                                   $       12,997
                                                                  =============

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities
   Advance from Shareholder                                     $        1,043
                                                                  -------------
          Total Current Liabilities                                      1,043

Stockholders' Equity
 Common Stock, No Par Value, 200,000,000 Shares Authorized,            680,135
     23,473,117 Issued and Outstanding
    Additional Paid-In Capital                                          15,019
    Deficit Accumulated During Development Stage                      (683,200)
                                                                  -------------

          Total Stockholders' Equity                                    11,954
                                                                  -------------

                  Total Liabilities and Stockholders' Equity    $       12,997
                                                                  =============



   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.
(a Development Stage Company)

Statement of Loss
From the Three Months Ended, Six Months Ended and
Period of Inception (April 6, 2001) to June 30, 2002



                                                           Three Months         Six Months         From Inception
                                                               Ended               Ended         (April 6, 2001) to
                                                             6/30/2002           6/30/2002           6/30/2002
                                                          ----------------     --------------    -------------------

Revenue                                                 $             326    $           326   $                326

Expenses
     Advertising                                                      415              2,740                  2,740
     Bank Charges                                                       0                 20                     20
     Stock Transaction Fees                                           887              2,581                  2,581
     Entertainment and Meals                                            0                339                    339
     Professional and Consulting Fees                              95,210             98,395                420,761
     License Fees                                                       0             42,210                219,190
     Administrative Fees                                                0              5,100                 20,119
     Outside Services                                                   0                  0                  2,732
     Office Expense                                                   100                958                  3,488
     Other                                                              0              7,000                  7,215
     Postage and Delivery                                               0                  0                    986
     Telephone                                                        470                749                  1,572
     Travel                                                             0                129                    685
     Repairs and Maintenance                                            0                  0                     55
     Insurance                                                          0                  0                    182
     Dues and Subscriptions                                             0               (100)                   300
     Auto Expense                                                       0                  0                    271
     Rent                                                             290                290                    290
                                                          ----------------     --------------    -------------------
                                                                   97,372            160,411                683,526

Net Loss Before Provision for Federal Income Tax        $         (97,046)    $     (160,085)   $          (683,200)

Provision for Federal Income Tax                                        0                  0                      0
                                                          ----------------     --------------    -------------------

Net Loss                                                $         (97,046)    $     (160,085)   $          (683,200)
                                                          ================     ==============    ===================


Average Outstanding Shares                              $      22,591,237    $    22,473,104   $         11,217,092
                                                          ================     ==============    ===================

Loss Per Share                                          $            (.00)    $         (.01)   $              (.06)
                                                          ================     ==============    ===================

   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.
(a Development Stage Company)

Statement of Changes in Stockholders' Equity From the Date of Inception (April 6, 2001) to June 30, 2002


                                                                                                 Deficit
                                                                                               Accumulated
                                                    Common Stock             Additional          During
                                                                               Paid-In         Development
                                               Shares           Amount         Capital            Stage              Total
                                             ------------      ----------    ------------     --------------      -------------
Balance - Beginning of Period                          0    $          0  $            0   $              0    $             0

Contributed Services                                   0               0          15,019                  0             15,019

Stock Issued for Cash                          2,001,650         168,645               0                  0            168,645

Stock Issued to Direct Wireless Corporation   10,138,975               0               0                  0                  0

Stock Issued to Officers                       7,000,000               0               0                  0                  0

Stock Issued for Services                      2,213,995         315,496               0                  0            315,496

Stock Held In Escrow                              77,500               0               0                  0                  0

Cash Received for Sale of Escrowed Shares         22,500           9,335               0                  0              9,335

Net Loss                                               0               0               0           (523,115)          (523,115)
                                             ------------      ----------    ------------     --------------      ------------

Balance - December 31, 2001                   21,454,620    $    493,476  $       15,019   $       (523,115)    $      (14,620)
                                             ------------      ----------    ------------     --------------      ------------

Stock Issued to Officers as Loan Fees            100,000           7,000               0                  0              7,000

Stock Issued for Cash                            467,500          87,950               0                  0             87,950

Services for Escrowed Shares                           0           4,650               0                  0              4,650

Stock Issued for Services                      1,450,997          87,059               0                  0             87,059

Net Loss                                               0               0               0           (160,085)          (160,085)
                                             ------------      ----------    ------------     --------------      ------------

Balance - End of Period                       23,473,117    $    680,135  $       15,019   $       (683,200)    $       11,954
                                             ============      ==========    ============     ==============      ============


   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.
(a Development Stage Company)

Statement of Cash Flows
From the Date of Inception (April 6, 2001) to June 30, 2002


                                                                                                From Inception
                                                                           Six Months          (April 6, 2001)
                                                                              Ended                  to
                                                                            6/30/2002             6/30/2002
                                                                        ------------------    ------------------
Cash Flows From Operating Activities
         Net Loss                                                     $          (160,085)  $          (683,200)
         Adjustments to Reconcile Net Loss to Net Cash
           Provided by (Used for) Operating Activities:
                   Services Contributed                                                 0                15,019
                   Services Provided for Stock                                     98,709               414,205
                   Loss On Investments                                                  0                   218
           Decrease in Accounts Payable                                            (6,507)                    0
           Increase in Other Receivable                                               (21)                  (21)
                                                                        ------------------    ------------------
                  Net Cash Provided (Used) by Operating Activities                (67,904)             (253,779)

Cash Flows From Investing Activities
         Purchase of Mutual Funds                                                       0                (9,043)
                                                                        ------------------    ------------------
                   Net Cash Provided (Used) by Investing Activities                     0                (9,043)

Cash Flows From Financing Activities
         Cash from Sale of Stock                                                   87,950               265,930
         Advance from Direct Wireless Corporation                                  (8,100)               (2,500)
         Advance from Shareholder                                                  (9,200)                 (156)
                                                                        ------------------    ------------------
                   Net Cash Provided (Used) by Financing Activities                70,650               263,274

          Net Increase (Decrease) in Cash                                           2,746                   452

Cash, at Beginning of Period                                                       (2,294)                    0
                                                                        ------------------    ------------------

Cash, at End of Period                                                $               452   $               452
                                                                        ==================    ==================

Non-Cash Transactions:

Services Contributed for Administration                               $                 0   $            15,019
                                                                        ==================    ==================

Stock Issued for Professional and Consulting Services                 $            98,709   $           414,205
                                                                        ==================    ==================



   The Accompanying Notes are an Integral Part of These Financial Statements.

DIRECT WIRELESS COMMUNICATIONS, INC.
(a Development Stage Company)

Notes to Financial Statements
June 30, 2002


Note A - Summary of Significant Accounting Policies
---------------------------------------------------

NATURE OF OPERATIONS AND DESCRIPTION OF DEVELOPMENT STAGE ACTIVITIES

Direct Wireless Communications, Inc. (the Company) has been in the development stage since the date of incorporation on April 6, 2001. The Company is primarily engaged in the activity of developing technology for a wireless telephone system. On May 15, 2001, the Company entered into a Technology Licensing Agreement with Direct Wireless Corporation (Direct Wireless). Under this agreement, Direct Wireless was granted a license to market and/or sublicense in the United States the wireless telephone communications technology on which Direct Wireless holds the patents. The Company has not yet begun operations. Upon completion of the working prototype telephone employing the technology, the Company intends to market and sublicense the technology primarily to existing service providers who desire to extend their services to sparsely settled areas or to public utilities who have customers in such areas and desire to provide wireless services to them.

BASIS OF ACCOUNTING

The financial statements of the Company have been prepared on the accrual basis of accounting. As such, revenue is recognized as earned and expenses are recorded when accrued. This basis of accounting conforms to generally accepted accounting principles.

BASIS FOR ASSIGNING AMOUNTS TO EQUITY SECURITIES ISSUED FOR OTHER THAN CASH

Shares of common stock issued to individuals and/or companies for other than cash have been assigned amounts equal to the fair value of the service provided or the fair value of the shares of the Company issued, whichever was most readily determinable.

CASH FLOWS

For the purpose of the cash flow statement, cash and cash equivalents represent funds deposited in banks and investments maturing within three months.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions effect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

DIRECT WIRELESS COMMUNICATIONS, INC.
(a Development Stage Company)

Notes to Financial Statements
June 30, 2002


Note B - Related Party Transactions
-----------------------------------

Direct Wireless Corporation provides office space and administrative services to the Company for the period ended June 30, 2002. The estimated value for the services provided totaled $5,100 for the six months ended June 30, 2002 and are recorded as administrative services in the accompanying financial statements.

Note C - License Agreement
--------------------------

Effective April 30, 2001, the Company entered into a license agreement with Direct Wireless Corporation. Under the terms of the agreement, the Company has agreed to pay $10,000,000 under the terms of the license agreement to be paid as the Company gains money from the sale or sales of sub-licenses for the United States. The Company has also agreed to pay a percentage of all fees collected of licensed products to Direct Wireless under the terms of the agreement.

The accompanying financial statements include $42,210 of license fees expensed that have been paid to Direct Wireless for the six-month period ended June 30, 2002 and $219,190 from inception. No amortization of such fees have occurred during the development stage.

Note D - Subsequent Events
--------------------------

Subsequent to June 30, 2002, the Company was committed to issuing an additional 1,574,494 shares. Of these shares, 1,274,494 was deposited to an escrow fund (see Note E) and held by an escrow agent to be sold for the benefit of the Company. An additional 300,000 shares were issued to individuals for services and/or cash payment.

Note E - Escrow Agreement
-------------------------

The Company has established an irrevocable escrow agreement with a brokerage firm. The funds received from the sale of escrow shares were recorded as additional capital in the accompanying financial statements. As of June 30, 2002, the escrow agent has no shares remaining in the escrow fund.

Note F - Federal Income Taxes
-----------------------------

At June 30, 2002, the Company had net operating loss carryforwards totaling $586,154 which expire in 2021. Realization of deferred assets resulting from the NOL carryforwards have been offset by a valuation allowance.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify a person who was, is, or is threatened to be made a defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, against judgments, penalties, fines, penalties and reasonable expenses actually incurred in connection with the proceeding.. If such person was, is, or is threatened to be named a defendant or respondent because the person is or was a director, indemnity may be paid only if it is determined that the person conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases that his conduct was not opposed to the corporation's best interests, and in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful. A director may not be indemnified in respect of any proceeding in which he is found liable on the basis that personal benefit was improperly received by him or in which he is found liable to the corporation, except to the extent of reasonable expenses actually incurred by him in connection with the proceeding, but no indemnity shall be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A determination to pay such indemnity must be made by either: (1) a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding; or (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding; or (3) by special legal counsel selected by the board of directors or a committee of the board: or (4) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A provision contained in the articles of incorporation, the by-laws or a resolution of shareholders or directors, or an agreement that makes indemnification mandatory shall be deemed authorization of indemnification. A corporation may indemnify officers, employees and agents to the same extent as directors.

Section 2.02-1 provides that a corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

Section 2.02-1 also provides that if, upon application by a director or officer, a court of competent jurisdiction finds that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, it may order the indemnification it finds is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification shall be limited to expenses actually incurred in connection with the proceeding.

Section 2.02-1 also permits payment of reasonable expenses incurred by a director or officer in advance of final determination of the proceeding after the corporation receives a written affirmation by the person of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that that he has not met the standard or that indemnification against expenses incurred by him is prohibited by Section 202-1.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee                    $          239.00
Blue Sky fees                       $        1,000.00*
Postage                             $          100.00*
Printing and engraving              $          500.00
Accounting and legal                $         5565.00
Electronic filing fee               $          600.00*
Miscellaneous                       $          100.00
------------------                          ---------
Total                               $        8,104.00*

* Estimated


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On April 6, 2001, the company was organized by Direct Wireless Corporation and thereafter issued to Direct Wireless Corporation 1000 shares of its common stock in exchange for the initial capitalization of $1000 and became a wholly owned subsidiary of Direct Wireless Corporation. On May 15, 2001 the company issued and sold 1,489,633 shares of its common stock to Direct Wireless Corporation as partial consideration for the grant of a license to the company to market and/or sublicense wireless telephone technology on which Direct Wireless Corporation holds the patents. On September 26, 2001, we split our shares 7-1. In the opinion of management the licensing agreement does not have any definitive value at this time.

On September 26, 2001 the company issued 7,000,000 shares of its common stock to four officers and directors in consideration for services rendered.

In October 2001 the company issued an aggregate of 2,112,500 shares of common stock to twelve persons in consideration of financial and other consulting services performed for the company and an aggregate of 1,470,000 shares to an institution and to the company's president and family members (a total of five persons) for an aggregate consideration of $105,000.


In November 2001 the company issued 26,493 shares to two persons for services rendered.

In December 2001 the company issued 150,000 shares to a financial institution for services rendered.

In January 2002 the company issued 1,965,944 shares to an aggregate of 32 persons for services rendered.

In March 2002, the company issued 50,000 shares to each of two offices and directors for services rendered.

In April 2002, the company issued 550,000 shares to Centennial Advisors LLC for financial consulting services.

In May 2002, the company issued 350,000 shares to The Compeller Group, Ltd. and 200,000 shares to Empire Relations Group, Inc. for financial consulting services.

In July 2002, the company issued 100,000 shares and warrants to purchase 100,000 shares at $.06 per share to N.C. Capital Markets, for services.

In each of the transactions, the company relied on the exemption contained in
Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering.


ITEM 27. EXHIBITS.

     3.1 Articles of Incorporation. Registrant incorporates by reference Exhibit
     3.1 to Registration Statement on Form SB-2, File No. 333-62216, filed 6/04/2001.

     3.1 (a) Articles of Amendment to Articles of Incorporation. Registrant incorporates by reference Exhibit 2.2 to Form10-QSB, File No. 333-62216, filed 11/14/2001.

     3.2 By-Laws. Registrant incorporates by reference Exhibit 3.2 to Registration Statement on Form SB-2, File No. 333-62216, filed 6/04/2001.

     4.1 Copy of Specimen Certificate for shares of common stock. Registrant incorporates by reference Exhibit 4.1 to Registration Statement on Form SB-2, File No. 333-62216, filed 6/04/2001.

     4.2 Excerpt from By-Laws. Registrant incorporates by reference Exhibit 4.2 to Registration Statement on Form SB-2, File No. 333-62216, filed 6/04/2001.

     23.5 Consent of Darilek Butler & Co.P C .

     23.6 Consent of W. Steven Walker, Esq.

     5.1 Opinion of W. Steven Walker, Esq.


ITEM 28. UNDERTAKINGS.

Registrant undertakes as follows:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2. To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information in the plan of distribution.

3. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


4. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Waco, State of Texas on August 15, 2002.


Direct Wireless Communications, Inc.


By: /s/Bill G. Williams, Chief Executive Officer
    -------------------------------------------


 (Signatures and Title)


Bill G. Williams, Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signator                                                                        Date


/s/Bill G. Williams                                                              September 24, 2002
-----------------------------------------------------
Bill G. Williams, Principal Executive Officer


/s/W. Steven Walker                                                              September 24, 2002
-----------------------------------------------------
W. Steven Walker, Principal Financial Officer


/s/Robert S. Braswell, IV                                                        September 24,2002
--------------------------------------------
Robert S. Braswell, IV, Principal Accounting Officer


/s/Bill G. Williams                                                              September 24, 2002
------------------------------------------------------
Bill G. Williams, Chairman of the Board


/s/Robert S. Braswell, IV                                                        September 24, 2002
--------------------------------------------
Robert S. Braswell, IV, Director


/s/Jerry W. Petermann                                                            September 24, 2002
-----------------------------------------------------
Jerry W. Petermann, Director


/s/W. Steven Walker                                                              September 24, 2002
-----------------------------------------------------
W. Steven Walker, Director

                                    EXHIBITS


                                Index to exhibits


Exhibits 5.1  Opinion Steven W. Walker                            E-2

Exhibits 23.6 Consent Steven W. Walker                            E-3






                                       E-1